Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-200184) on Form S-3 and (No. 333-186403, 333-197461, and 333-200185) on Form S-8 of TRI Pointe Group, Inc. of our report dated February 18, 2014, with respect to the Weyerhaeuser Real Estate Company consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2013, which report appears in the December 31, 2015 annual report on Form 10-K of TRI Pointe Group, Inc.

/s/ KPMG LLP

Seattle, WA

February 26, 2016